Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586


          CONGOLEUM CORPORATION OBTAINS ASBESTOS CLAIMANTS' APPROVAL OF
                  ITS BANKRUPTCY PLAN, COMMENCES REORGANIZATION

MERCERVILLE, NJ, December 31, 2003 - Congoleum Corporation (AMEX:CGM) announced today that it has obtained the asbestos claimant votes necessary for approval of its pre-packaged Chapter 11 plan of reorganization, and has proceeded with its bankruptcy filing in Trenton, New Jersey. Congoleum will now seek bankruptcy court confirmation of the plan as promptly as possible. Congoleum is pursuing a pre-packaged bankruptcy proceeding as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.

The balloting agent tabulating the votes on the proposed plan of reorganization advised Congoleum that the overwhelming majority of votes cast were cast in favor of the plan and were more than sufficient to satisfy the requirements of the bankruptcy code.

Under the terms of the plan, when confirmed, Congoleum will contribute certain insurance rights and a note for approximately $2.7 million (subject to a future revaluation) to a trust to be formed pursuant to the plan for the benefit of asbestos personal injury claimants. All current and future asbestos claims against Congoleum will be channeled to the trust and Congoleum will have no further liability for such claims. The terms of the plan also provide that Congoleum's other creditors will be paid in full and its shareholders will maintain their equity holdings in Congoleum. Congoleum also indicated that it expects to record a charge of approximately $3.7 million in the fourth quarter of 2003 to increase its reserve for estimated costs required to complete its reorganization.

Roger S. Marcus, Chairman of the Board, commented "This filing marks another major milestone in resolving our asbestos problem. Our next challenge is to get our plan confirmed by the court as quickly as the process allows. We believe the steps taken over the past year to prepare for this filing will be extremely helpful in accomplishing this. Until then, we expect to conduct business as usual. I thank our employees, suppliers, customers, and investors for their continued support through this endeavor."

Copies of the plan and disclosure statement have been filed by Congoleum with the Securities and Exchange Commission as exhibits to a Form 8-K. They can also be obtained by visiting Congoleum's website at http://www.congoleum.com/investor_relations/investor_1.shtml.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet and tile products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

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    CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments and availability of insurance coverage and reimbursement from insurance companies, which underwrote the applicable insurance policies for asbestos-related claims and other costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (ii) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (iii) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, and amendments to those outstanding debt instruments, as necessary, to permit the contemplated note contribution in connection with Congoleum's plan of reorganization and to make certain financial covenants in those debt instruments less restrictive, (iv) the response from time-to-time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (v) Congoleum's ability to obtain debtor-in-possession financing to provide it with sufficient funding during the pendency of its Chapter 11 case and exit financing to provide it with sufficient funding for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (vi) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum and
(vii) compliance with the United States Bankruptcy Code, including Section 524(g). In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2002, its quarterly report on Form 10-Q for the quarter ended September 30, 2003 and its other filings with the Securities and Exchange Commission.